EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports First Quarter Earnings and Declares Dividend

MILLERSBURG, Pa., April 25, 2012 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended March 31, 2012 of $1,006,000, or $0.29 per common share, an increase of 15.4% over the net income available to common shareholders of $872,000, or $0.25 per common share, reported for the quarter ended March 31, 2011. Mid Penn also reported increases of $36,674,000, or 6.1%, in total deposits, $37,333,000, or 5.5%, in total assets, and $16,355,000, or 3.5%, in total net loans for the quarter ended March 31, 2012, over the same period in 2011.

2012 Financial Highlights
(dollars in thousands, except per share data)

			Change
	03/31/12	03/31/11	$	%

Total Assets	$ 717,625	$ 680,292	$ 37,333	5.5%

Total Loans (net)	482,093	465,738	16,355	3.5%

Total Deposits	636,571	599,897	36,674	6.1%

	Quarter Ended
			Change
	03/31/12	03/31/11	$	%

Net Interest Income	$ 5,677	$ 4,983	$ 694	13.9%

Provision for Loan and Lease Losses	300	200	100	50.0%

Total Noninterest Income	738	758	(20)	-2.6%

Total Noninterest Expense	4,738	4,300	438	10.2%

Net Income Available to Common Shareholders	1,006	872	134	15.4%

Diluted Earnings per Common Share	0.29	0.25	0.04	16.0%

Return on Average Equity	8.42%	8.34%	N/A	1.0%

President's Statement

The results of the first quarter of 2012 clearly represent the opportunities and challenges facing Mid Penn as we begin the year. Posting our third consecutive quarter of earnings available to common shareholders of over $1,000,000, we have been able to successfully manage the deposit mix and grow quality demand deposit relationships to achieve substantial reductions in the cost of funds, leading to increased net interest income. Asset quality is critical to a community bank, and we remain vigilant in assessing and providing for risks within the loan portfolio. Our loan quality metrics continue to slowly improve, and the pool of troubled credits has further decreased in relation to the entire loan portfolio through measurable, quality loan growth. Legislative constraints on nonsufficient funds (NSF) income have negatively impacted the performance of noninterest income relative to the same period last year. We believe this income source has settled to a sustainable level, excluding any further legislative actions, and are encouraged that other growing revenue sources will offset the reduction in NSF fee income. We continue to prudently manage controllable expenses and constantly strive to balance the demands of increasing regulatory compliance and control, while bolstering our capabilities to attract a broadening customer base and to provide world-class customer service. Continued success in increasing net interest income, managing asset quality, growing noninterest income sources, and managing controllable expenses will be the keys to continued success in 2012, and we are confident in our ability to deliver.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock based upon our results of operations for the first quarter of 2012. The dividend is payable May 28, 2012 to shareholders of record May 9, 2012.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT: Rory G. Ritrievi, President, Chief Executive Officer
         Kevin W. Laudenslager, Chief Financial Officer
         (717) 692-2133